EXHIBIT 10.1

                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT


                                     Between

                           THE DERBY CYCLE CORPORATION

                                       and

                                  Cycle Bid Co.

                          -----------------------------

                           Dated as of August 20, 2001





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                                TABLE OF CONTENTS
                                -----------------


SECTION 1.          DEFINITIONS................................................1

SECTION 2.          PURCHASE AND SALE OF THE PURCHASED PROPERTY...............13
         SECTION 2.1.              Transfer of Assets.........................13
         SECTION 2.2.              Sale at Closing Date.......................13
         SECTION 2.3.              Assumption of Liabilities..................13
         SECTION 2.4.              Ongoing and Transition Services............14

SECTION 3.          PURCHASE PRICE............................................14
         SECTION 3.1.              Purchase Price.............................14
         SECTION 3.2.              Deposit....................................14
         SECTION 3.3.              Payment of Closing Purchase Price..........14
         SECTION 3.4.              Payment of Cash Collateral Amount..........15
         SECTION 3.5.              Contingent Purchase Price(a)...............15

SECTION 4.          CLOSING...................................................16

SECTION 5.          REPRESENTATIONS AND WARRANTIES OF THE SELLER..............16
         SECTION 5.1.              Corporate Organization.....................16
         SECTION 5.2.              Qualification to Do Business...............16
         SECTION 5.2.              Authorization and Validity of Agreement....17
         SECTION 5.4.              No Conflict or Violation...................17
         SECTION 5.5.              Consents and Approvals.....................18
         SECTION 5.6.              Compliance with Law........................18
         SECTION 5.7.              Litigation.................................18
         SECTION 5.8.              Labor Relations............................18
         SECTION 5.9.              Employee Benefits..........................19
         SECTION 5.10.             Real Properties............................19
         SECTION 5.11.             Title, Ownership and Related Matters.......19
         SECTION 5.12.             Tax Matters................................19
         SECTION 5.13.             Environmental Matters......................19
         SECTION 5.14.             Absence of Certain Changes.................20
         SECTION 5.15.             Absence of Undisclosed Liabilities.........20
         SECTION 5.16.             Intellectual Property......................21
         SECTION 5.17.             Material Contracts.........................21

SECTION 6.          REPRESENTATIONS AND WARRANTIES OF THE BUYER...............21
         SECTION 6.1.              Corporate Organization.....................22
         SECTION 6.2.              Qualification to Do Business...............22
         SECTION 6.3.              Authorization and Validity of Agreement....22

                                       (i)

         SECTION 6.4.              No Conflict or Violation...................22
         SECTION 6.5.              Consents and Approvals.....................22
         SECTION 6.6.              Adequate Assurances Regarding Assumed
                                   Executory Contracts........................22
         SECTION 6.7.              Investigation by the Buyer.................23
         SECTION 6.8.              Funding....................................23

SECTION 7.          COVENANTS OF THE SELLER...................................23
         SECTION 7.1.              Conduct of Business Before Closing Date....23
         SECTION 7.2.              Consents and Approvals.....................24
         SECTION 7.3.              Access to Properties and Records;
                                   Confidentiality............................24
         SECTION 7.4.              Further Assurances.........................24
         SECTION 7.5.              Reasonable Efforts.........................24
         SECTION 7.6.              Assignment of Assumed Executory Contracts
                                   and Warranties.............................25
         SECTION 7.7.              Cure of Defaults...........................25

SECTION 8.          COVENANTS OF THE BUYER....................................25
         SECTION 8.1.              Actions Before Closing Date................25
         SECTION 8.2.              Consents and Approvals.....................25
         SECTION 8.3.              Adequate Assurances Regarding Assumed
                                   Executory Contracts........................25
         SECTION 8.4.              Performance under Assumed Executory
                                   Contracts..................................26
         SECTION 8.5.              Books and Records of the Buyer;
                                   Cooperation................................26
         SECTION 8.6.              Reorganizations............................26

SECTION 9.          EMPLOYEES AND EMPLOYEE PLANS..............................26
         SECTION 9.1.              Offer of Employment........................26
         SECTION 9.2.              Employee Welfare Benefit Plans.............27
         SECTION 9.3.              Rights.....................................27

SECTION 10.         TAXES.....................................................28
         SECTION 10.1.             Taxes Related to Purchase of Assets;
                                   Tax Cap....................................28
         SECTION 10.2.             Cooperation on Tax Matters.................28
         SECTION 10.3.             Allocation of Purchase Price and Purchase
                                   Price Allocation Forms.....................29
         SECTION 10.4.             Structure..................................29

SECTION 11.         CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.........29
         SECTION 11.1.             Representations and Warranties of the
                                   Buyer......................................29
         SECTION 11.2.             Performance of the Obligations of the
                                   Buyer......................................29
         SECTION 11.3.             Consents and Approvals; HSR Act............30
         SECTION 11.4.             No Violation of Orders.....................30
         SECTION 11.5.             Entry of the Sale Order....................30
         SECTION 11.6.             Transition Services Agreement..............30
         SECTION 11.7.             No Additional Material Tax Liability;
                                   Payables and Receivables...................30

                                      (ii)

         SECTION 11.8.             Resale Certificates.  .....................30
         SECTION 11.9.             Accepted Affiliate Payables.  .............30

SECTION 12.         CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE BUYER......31
         SECTION 12.1.             Representations and Warranties of the
                                   Seller.....................................31
         SECTION 12.2.             Performance of the Obligations of the
                                   Seller.....................................31
         SECTION 12.3.             Consents and Approvals; HSR Act............31
         SECTION 12.4.             No Violation of Orders.....................31
         SECTION 12.5.             Entry of the Bidding Procedures Order......31
         SECTION 12.6.             Entry of the Sale Order....................32
         SECTION 12.7.             Cure of Defaults...........................32
         SECTION 12.8.             Material Adverse Effect....................32
         SECTION 12.9.             Transition Services Agreement..............32
         SECTION 12.10.            No Additional Material Tax Liability;
                                   Payables and Receivables...................32
         SECTION 12.11.            Accepted Affiliate Receivables.............32

SECTION 13.         TERMINATION...............................................32
         SECTION 13.1.             Conditions of Termination..................32
         SECTION 13.2.             Effect of Termination; Remedies............33

SECTION 14.         BIDDING PROCEDURES........................................34
         SECTION 14.1.             Other Bids; Fees...........................34

SECTION 15.         MISCELLANEOUS.............................................34
         SECTION 15.1.             Successors and Assigns.....................34
         SECTION 15.2.             Governing Law; Jurisdiction................35
         SECTION 15.3.             Expenses...................................35
         SECTION 15.4.             Broker's and Finder's Fees.................35
         SECTION 15.5.             Notice of Bankruptcy Proceedings...........35
         SECTION 15.6.             Severability...............................35
         SECTION 15.7.             Notices....................................36
         SECTION 15.8.             Amendments; Waivers........................37
         SECTION 15.9.             Public Announcements.......................37
         SECTION 15.10.            Entire Agreement...........................37
         SECTION 15.11.            Parties in Interest........................38
         SECTION 15.12.            Commercially Reasonable Efforts............38
         SECTION 15.13.            Section and Paragraph Headings.............38
         SECTION 15.14.            Counterparts...............................38
         SECTION 15.15.            Non-survival of Representations,
                                   Warranties and Agreements..................38
         SECTION 15.16.            Indemnification by the Buyer...............38

                                      (iii)

                               INDEX TO SCHEDULES


1.0      Assumed Executory Contracts
1.1      Rejected Contracts
1.2      Liens
1.3(a)   Form of Bidding Procedures Order of the Bankruptcy Court
1.3(b)   Form of Sale Order of the Bankruptcy Court
1.4      Cash Collateral
5.1      Purchased Subsidiaries
5.4      Conflicts or Violations
5.5      Consents and Approvals
5.6      Compliance with Law
5.7      Litigation
5.8      Labor Relations
5.9      Employee Benefits
5.12     Tax Matters
5.13     Environmental Matters
5.14     Absence of Certain Changes
5.16     Intellectual Property
5.17     Material Contracts
7.1      Conduct of Business Before Closing Date
10.3     Allocation of Purchase Price



INDEX TO EXHIBITS


A        Form of Deed of Conveyance for Derby Holding (Deutschland) GmbH


                                      (iv)

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                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of August 20, 2001, by and between The Derby Cycle Corporation, a Delaware corporation, (the "SELLER"), and Cycle Bid Co., a Delaware corporation (the "BUYER").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Seller is engaged (individually and through its subsidiaries) primarily in the business of designing, manufacturing and marketing bicycles;

         WHEREAS, the Buyer desires to purchase substantially all of the assets of the Seller, including the stock of Derby Cycle Corporation Ltd., Raleigh Industries of Canada Limited, Raleigh B.V. (subject to Section 8.6), Derby Holding B.V., Derby Trading Co., Inc., Derby Holding (Deutschland) GmbH, and the U.S. operations of the Seller, including Bikeshop.com, Inc. and Derby American Inc., but excluding the stock of Derby Sweden AB and Lyon Investments B.V. (collectively, with their direct and indirect subsidiaries, the "BUSINESS"), from the Seller, and the Seller desires to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, promptly after the execution of this Agreement, the Seller intends to file a voluntary petition for relief (the "BANKRUPTCY CASE") under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101 ET SEQ. (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT"), and the date of such filing in the Bankruptcy Court shall be referred to herein as the "PETITION DATE"; and

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, the parties hereby agree as follows:

         SECTION 1.        DEFINITIONS.
                           -----------

         As used in this Agreement, the following terms shall have the following meanings:

         "ACCEPTED AFFILIATE PAYABLES" shall mean any Affiliate Payables which the Buyer and Seller agree to designate as such prior to the Closing;

         "ACCEPTED AFFILIATE RECEIVABLES" shall mean any Affiliate Receivables which the Buyer and Seller agree to designate as such prior to the Closing;

         "ACCOUNTS RECEIVABLE" shall mean all accounts receivable of the Seller as of the Closing Date;

         "AFFILIATE" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, and with respect to any Person that is an individual, shall also mean such Person's heirs and estate;

         "AFFILIATE PAYABLES" shall mean those amounts due from the Seller and the Excluded Subsidiaries to the Purchased Subsidiaries;

         "AFFILIATE RECEIVABLES" shall mean those amounts due to the Seller and the Excluded Subsidiaries from the Purchased Subsidiaries;

         "AGREEMENT" - See Preamble hereto;

         "ALLOCATION" -- See Section 10.3;

         "ALTERNATIVE TRANSACTION" shall mean a transaction involving a sale of all or substantially all of the Purchased Property by the Seller to a purchaser or purchasers other than the Buyer;

         "ASSUMED EXECUTORY CONTRACTS" shall mean all Contracts entered into by the Seller before the Petition Date which are executory and unexpired as of the Closing Date and which are listed on SCHEDULE 1.0 hereto, as such Schedule may be adjusted from time to time prior to the Closing Date by agreement of Seller and Buyer;

         "ASSUMED LIABILITIES" -- See Section 2.3;

         "AUCTION"--See Section 7 of SCHEDULE 1.3(A);

         "BANK GROUP" shall mean Chase Manhattan International Limited, and the Lenders party to that certain Multicurrency Credit Facility, dated May 12, 1998, by and among Derby Cycle Corporation and Others, as Borrowers and Guarantors, Chase Manhattan plc, as Arranger, the Financial Institutions Named Therein, and Chase Manhattan International Limited, as Facility Asset and Security Agent;

         "BANKRUPTCY CASE" -- See the Recitals hereto;

         "BANKRUPTCY CODE" -- See the Recitals hereto;

         "BANKRUPTCY COURT" -- See the Recitals hereto;

         "BIDDERS" -- See Section 14.1(b);

         "BIDDING PROCEDURES ORDER" shall mean an order of the Bankruptcy Court: approving the bidding and auction procedures and overbid protections set forth on SCHEDULE 1.3(A);

         "BIDS" -- See Section 14.1(b);

         "BREAKUP FEE" -- See SCHEDULE 1.3(A);

         "BUSINESS" - See the Recitals hereto;

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         "BUSINESS DAY" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York City are authorized by law or other governmental action to close;

         "BUSINESS ENTITIES" shall mean Derby Cycle Corporation Ltd., Raleigh Industries of Canada Limited, Raleigh B.V. (subject to Section 8.6), Derby Holding B.V., Derby Trading Co., Inc., Derby Holding (Deutschland) GmbH, Bikeshop.com. Inc. and Derby American Inc.;

         "BUYER" -- See the Preamble hereto;

         "CASH COLLATERAL" shall mean the cash, including without limitation the cash listed on SCHEDULE 1.4, and any other collateral, securing the Collateralized Obligations as of the date hereof;

         "CASH COLLATERAL AMOUNT" shall mean the amount of Cash Collateral consisting of cash as of the date hereof and the Fair Market Value of any Cash Collateral which consists of other collateral as of the date hereof;

         "CLAIMS" -- See sub-Section (vi) of the definition of Excluded Assets;

         "CLOSING" -- See Section 4;

         "CLOSING DATE" -- See Section 4;

         "CLOSING PURCHASE PRICE" -- See Section 3.1;

         "COLLATERALIZED OBLIGATIONS" shall mean letters of credit, surety bonds, performance guarantees and similar instruments outstanding as of the date hereof which are secured by cash or other collateral obtained from the Seller and its direct and indirect subsidiaries utilizing proceeds of the Gazelle Sale, including without limitation those listed on SCHEDULE 1.4;

         "CODE" shall mean the Internal Revenue Code of 1986, as amended;

         "CONTINGENT PURCHASE PRICE" -- See Section 3.5(a);

         "CONTRACTS" shall mean, collectively, the outstanding and unexpired Leases to which the Seller is party, the Purchase Orders, the Sales Obligations and the Other Contracts;

         "DEPOSIT" -- See Section 3.2;

         "EMPLOYEE BENEFIT PLAN" shall mean an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan where no distinction is required by the context in which the term is used;

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

         "EMPLOYEE PENSION BENEFIT PLAN" shall mean an "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, which covers any Employee or former employee of the Seller, or any spouse or beneficiary of any such Employee or former employee;

         "EMPLOYEE WELFARE BENEFIT PLAN" shall mean an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, which covers any Employee or former employee of the Seller, or any spouse or beneficiary of any such Employee or former employee;

         "EMPLOYEES" -- See Section 9.1(a);

         "ENGELBERT" shall mean Engelbert Wiener Bike Parts GmbH;

         "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign statutes, regulations, ordinances, rules, orders and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of the environment including, without limitation, all those relating to the environment, natural resources, public or private health, or the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials;

         "ENVIRONMENTAL PERMITS" shall mean permits, licenses, certificates, authorizations, consents, registrations and approvals required by any applicable Environmental Laws for the operation of the Business;

         "EQUIPMENT AND MACHINERY" shall mean (i) all the equipment, machinery, furniture, fixtures and improvements, spare parts, supplies, vehicles and other items of tangible personal property owned or leased by the Seller, except to the extent the same are attached to real property and considered a portion thereof under applicable law, and (ii) any rights of the Seller to the warranties (to the extent assignable) and licenses received from manufacturers and the sellers of the aforesaid items;

         "EQUITY PROCEEDS" shall mean the total Fair Market Value of all consideration to be paid, issued or distributed to the Initial-Buyer Stockholders in respect of Initial-Buyer Stock upon consummation of a Sale Transaction after the repayment of all outstanding indebtedness of the Buyer and all Sale Transaction-related expenses;

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

         "EXCLUDED AFFILIATE PAYABLES" shall mean all Affiliate Payables excluding the Accepted Affiliate Payables;

         "EXCLUDED AFFILIATE RECEIVABLES" shall mean all Affiliate Receivables excluding the Accepted Affiliate Receivables;

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended;

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

         "EXCLUDED ASSETS" shall mean all the following properties and assets of the Seller:

         (i)      the stock of the Excluded Subsidiaries;

         (ii) any asset of the Seller that would constitute Purchased Property (if owned by the Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date in the ordinary course of business of the Seller and not in violation of the terms of this Agreement or as otherwise permitted by the terms of this Agreement;

         (iii) all losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all U.S. federal income Taxes of the Seller incurred or accrued prior to the Closing Date, including any interest receivable with respect thereto;

         (iv) any and all rights, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including, without limitation, all causes of action arising under Sections 510, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws including, without limitation, fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, "CLAIMS"), of the Seller including, but not limited to, Claims arising out of or relating in any way to the Bankruptcy Case, or any of the transactions contemplated thereby or entered into as a consequence thereof; provided that any Claims that relate to or may be asserted as an offset or counterclaim to any Assumed Liabilities or Assumed Executory Contract shall not constitute Excluded Assets;

         (v) corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other files, books and records as pertain to any of the Excluded Assets or to the organization, existence or share capitalization of the Seller or any of the Excluded Subsidiaries;

         (vi) all equipment and machinery owned by any customer of the Seller or any other third party and in the possession of the Seller;

         (vii)    the rights of the Seller under all Rejected Contracts; and

         (viii)   the Excluded Affiliate Receivables.

         "EXCLUDED LIABILITIES" shall mean the following liabilities and obligations of the Seller:

         (i) any liability or obligation of the Seller under this Agreement or on account of any of the transactions contemplated hereby to attorneys, accountants, brokers, investment bankers or other Persons for services rendered or expenses (except any Transaction Taxes or Transaction Fees) incurred by or on behalf of the Seller;

         (ii) any liabilities which would arise as a result of a breach of the Seller's covenants or agreements hereunder;

         (iii) any liabilities of the Seller for any U.S. federal income Taxes payable with respect to the period on or prior to the Closing Date;

         (iv) any indebtedness for borrowed money; including, but not limited to, any indebtedness owed to the Government of Singapore Investment Corporation Pte Ltd. or any of its Affiliates;

         (v)      all Claims arising out of Rejected Contracts;

         (vi) any liabilities or obligations relating to any of the Excluded Assets;

         (vii) any liabilities or obligations arising out of or in connection with the Securities;

         (viii) any liabilities or obligations arising out of or in connection with any common or preferred stock issued by the Seller;

         (ix)     any liabilities or obligations of the Seller for Professional
         Fees;

         (x)      all Excluded Affiliate Payables; and

         (xi) any liabilities or obligations arising out of or in connection with the Shareholders Agreement;

         "EXCLUDED SUBSIDIARIES" shall mean Derby Sweden AB and Lyon Investments B.V. and all direct and indirect subsidiaries thereof;

         "EXPENSE REIMBURSEMENT" -- See SCHEDULE 1.3(A);

         "FAIR MARKET VALUE" shall mean (i) with respect to cash or cash equivalents, the dollar amount thereof; (ii) with respect to securities that trade on an established market that reports closing sales prices, the average closing sales price for such securities for the 30 trading days immediately prior to the date of determination of such Fair Market Value; (iii) with respect to securities that trade on an established market that does not report closing sales prices but does report closing bid prices, the average closing bid price for such securities for the 30 trading days immediately prior to the date of determination of such Fair Market Value; and (iv) with respect to any other property, the fair value thereof as determined by an independent investment bank of national standing reasonably satisfactory to the Buyer and the Seller;

         "FILES AND RECORDS" shall mean all business files, records, books, models, tracings, price sheets, films, slides, art work and printing plates, tool drawings, plans, designs, blueprints, computer software (object code, and, to the extent transferable, source code) data and the like in the possession of or used by the Seller, including, without limitation, customer files, correspondence with customers and account histories, sales literature and promotional or other material pertaining to Products designed, manufactured or sold by the Seller, material relating to the purchase of materials, supplies and services, research and commercial data, records relating to the Employees, consultants and contractors, credit information, catalogs, brochures and training and other manuals;

         "GAZELLE SALE" shall mean the sale of Koninklijke Gazelle B.V. by Derby Nederland B.V. to Gazelle Holding B.V., pursuant to the Sale and Purchase Agreement, dated June 15, 2001, among the Seller, Derby Nederland B.V. and Gazelle Holding B.V.;

         "GOVERNMENT" shall mean any agency, division, subdivision, audit group, court, arbitrator, procuring office or governmental or regulatory authority of the United States or any foreign government;

         "HAZARDOUS MATERIALS" shall mean and include any hazardous or toxic substance or waste or any contaminant or pollutant including, but not limited to, "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), a "hazardous waste" as defined by the Resource Conservation and Recovery Act ("RCRA"), as amended, polychlorinated byphenyls, petroleum products or byproducts, solvents, chemicals, pesticides, waste oil, grease, or asbestos;

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

         "INDEMNITEES" - See Section 15.16;

         "INITIAL-BUYER REGISTRATION" shall mean the registration of the sale of any Initial-Buyer Stock by any Initial-Buyer Stockholder under the Securities Act or under any similar legislation in any other applicable jurisdiction;

         "INITIAL-BUYER STOCK" shall mean (i) any of the shares of capital stock of the Buyer issued at or prior to the Closing and (ii) any other shares of capital stock of the Buyer issued as a stock dividend or as the result of a stock split in regard to the shares referenced in clause (i) above;

         "INITIAL-BUYER STOCKHOLDER" shall mean any stockholder of the Buyer who acquires Initial-Buyer Stock contemporaneously with the Closing or any Affiliate thereof to whom such Initial-Buyer Stock is transferred or assigned;

         "INTANGIBLE ASSETS" shall mean all intangible personal property rights owned by the Seller and all goodwill of the Seller relating thereto;

         "INTELLECTUAL PROPERTY" shall mean all United States and foreign patents, patent applications, licenses, trademarks (whether registered or unregistered), service marks, trade names, brand names, domain names, logos, trade dress, copyrights and any applications therefor, and any other proprietary rights, including, without limitation, know-how, inventions, discoveries and improvements, shop rights, processes, methods and formulae, trade secrets, product drawings, specifications, designs and other technical information owned by or licensed to the Seller and relating exclusively to the Business and all of the goodwill associated with the foregoing;

         "INVENTORY" shall mean all inventory of products held by the Seller at the Closing;

         "LAZARD" - shall mean Lazard, Freres & Co., LLC;

         "LEASED REAL PROPERTY"-- See Section 5.10;

         "LEASES" - See Section 5.10;

         "LICENSES AND PERMITS" shall mean all of the Seller's franchises, approvals, orders, certificates, permits, authorizations, licenses and license applications issued by any Government;

         "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement, other than (a) liens on property underlying any of the Leases; (b) any imperfection of title with respect to any asset that does not materially interfere with the present occupancy, use or marketability of such asset and the continuation of the present occupancy or use of such asset; (c) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, and any other state of facts, that do not materially interfere with the present occupancy, use or marketability of such asset; and (d) liens set forth on SCHEDULE 1.2 hereto;

         "LOSS" or "LOSSES" shall mean any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court cost, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment, but for purposes of Section 15.16, excluding any of the foregoing incurred by an Indemnitee in the direction of the defense of a matter it is not entitled to direct thereunder or as a result of a settlement made by such Indemnitee in violation of Section 15.16).

         "LYON" shall mean Lyon Investments B.V., a wholly-owned subsidiary of the Seller;

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, financial condition or results of operations of the Purchased Property, taken as a whole, other than any such effect resulting from (i) the transactions contemplated hereby (including, without limitation, the Bankruptcy
Case), the public announcement of such events, including any reductions in the workforce, any declines in the amount or rate of sales, which in each case are attributable to or result from such transaction, or announcement thereof, (ii) any change in economic conditions affecting the bicycle designing, manufacturing or marketing industries in the United States, Canada, Germany or the U.K. generally (including interest rates), (iii) any act or omission of the Seller or any of the Purchased Subsidiaries taken with the consent of the Buyer pursuant to Section 7, (iv) any action taken by, or omission of, the Seller or any of the Purchased Subsidiaries at the request of the Buyer; (v) any downgrade, modification, qualification or lowering of, or any "watch" effected with respect to, any rating assigned to the Seller or the Purchased Subsidiaries or their securities or financial condition by any rating organization or agency, or (vi) any effect, event, occurrence, circumstance, change or development described in any SEC Report filed prior to the date hereof, or (b) the ability of the Seller to consummate the transactions contemplated hereby.

         "MATERIAL CONTRACT" - See Section 5.17;

         "MATERIAL INTELLECTUAL PROPERTY" - See Section 5.16;

         "ORDER[S]" shall mean the Bidding Procedures Order and the Sale Order;

         "ORGANIZATIONAL DOCUMENTS" - See Section 5.4;

         "OTHER CONTRACTS" shall mean all outstanding and unexpired Equipment and Machinery leases, partnership or joint venture agreements, license agreements, service contracts, individual employment, severance or bonus agreements covering any Employee, commission and consulting agreements, collective bargaining agreements, suretyship contracts, distribution agreements, contracts or commitments limiting or restraining the Seller with respect to the Business from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of the Seller, agreements not made in the ordinary course of business of the Seller, options to purchase any assets or property rights of the Seller and all other agreements to which the Seller is a party relating to the Business, but excluding Leases, Purchase Orders and Sales Obligations;

         "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint- stock company, trust, unincorporated organization or Government;

         "PETITION DATE" -- See the Recitals hereto;

         "PREMISES" shall mean the Purchased Real Property and the Leased Real Property;

         "PRODUCTS" shall mean (i) the products manufactured, or in the process of design or development for manufacturing, by the Seller (including, but not limited to, any product necessary and useful for the performance of any Contract) and (ii) any products manufactured or which were in the process of design or development for manufacturing by the Seller (or its predecessors in interest);

         "PROFESSIONAL FEE" shall mean any liability or obligation of the Seller to (a) Lazard, Paul, Weiss, Rifkind, Wharton & Garrison, Bingham Dana LLP or Jefferies & Co., Inc. (but excluding the Transaction Fees), (b) any attorney, accountant, financial advisor or other professional retained in the Bankruptcy Case pursuant to Section 327 or 1103 of the Bankruptcy

Code, for fees or disbursements incurred on or after the Petition Date, or (c) any professional retained by the Bank Group;

         "PURCHASE ORDERS" shall mean the Seller's outstanding and unexpired purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in the Business;

         "PURCHASED PROPERTY" shall mean the Seller's cash and cash equivalents and the rights of the Seller under the Assumed Executory Contracts, Equipment and Machinery, Files and Records, Intellectual Property, Intangible Assets, Inventory, Accounts Receivable, Accepted Affiliate Receivables, Licenses and Permits (to the extent assignable by the Seller), Premises and any prepaid expenses and other assets relating to the operations of the Business on the Closing Date, including the capital stock of the Business Entities, PROVIDED, HOWEVER, that notwithstanding the foregoing, the Purchased Property shall not include the Excluded Assets;

         "PURCHASED REAL PROPERTY" -- See Section 5.10;

         "PURCHASED SUBSIDIARIES" shall mean the Business Entities and all direct and indirect subsidiaries thereof;

         "REJECTED CONTRACTS" shall mean the Contracts listed on SCHEDULE 1.1 hereto.

         "RELEASE" shall mean any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment;

         "SALE" - See Section 2.2;

         "SALE ORDER" shall mean an order of the Bankruptcy Court, substantially in the form of SCHEDULE 1.3(B) hereto, which shall provide, among other things and without limitation, that: (i) the sale of the Purchased Property to the Buyer and the assumption by the Seller of the Assumed Executory Contracts and the assignment of such Assumed Executory Contracts to the Buyer, in accordance with the terms and conditions of this Agreement and pursuant to, among others, Sections 363 and 365 of the Bankruptcy Code, is approved; (ii) the Assumed Executory Contracts will be transferred to, and remain in full force and effect for the benefit of, the Buyer (or its designated transferee(s)), notwithstanding any provision in any such contract or lease or in applicable law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or limits in any way such assignment or transfer; (iii) the consideration provided by the Buyer pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchased Property;
(iv) the Buyer is a good faith purchaser of the Purchased Property, as that term is used in Section 363(m) of the Bankruptcy Code, and is entitled to the protections provided by such section; and (v) the sale and transfer of the Purchased Property to the Buyer shall vest the Buyer with all right, title and interest to the Purchased Property free and clear of Liens, other than Liens included in the Assumed Liabilities;

         "SALE TRANSACTION" shall mean any of the following transactions: (i) a sale of all or substantially all of the assets of the Buyer; (ii) the acquisition in one or a series of transactions of a direct or indirect interest in more than 50% of the ownership, voting stock or voting control of the Buyer by way of purchase, merger, consolidation or otherwise by one or more Persons that were not in control of the Buyer as of the Closing Date; or (iii) a complete liquidation or dissolution of the Buyer; provided that any transaction occurring after the Closing Date which is solely amongst Initial-Buyer Stockholders will not be considered a Sale Transaction;

         "SALES OBLIGATIONS" shall mean all the Seller's outstanding and unexpired sales orders, contracts or other commitments to purchasers of goods and services of the Business;

         "SCHEDULE" shall mean the applicable schedule to the Seller Disclosure Letter;

         "SEC" shall mean the Securities and Exchange Commission;

         "SEC REPORTS" - See Section 5.3(b);

         "SECURITIES" shall mean the 10% Senior Notes due 2008 and the 9-3/8% Senior Notes due 2008 of the Seller and Lyon;

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended;

         "SELLER" -- See the Preamble hereto;

         "SELLER DISCLOSURE LETTER" shall mean the letter of the Seller dated the date hereof and addressed to the Buyer relating to this Agreement;

         "SELLER'S ACCOUNT" -- See Section 3.2;

         "SELLER'S PRORATED PORTION" shall mean, with respect to any real and personal property taxes and assessments on the Purchased Property for any taxable period commencing prior to the day immediately preceding the Closing Date and ending after the Closing Date, the amount of such taxes as determined by prorating such taxes on a per-diem basis between the Buyer and the Seller as of the close of business on the Closing Date, with such proration being allocated so that items relating to time periods ending on or prior to the Closing Date are considered part of Seller's Prorated Portion and items related to time periods beginning after the Closing Date are not considered part of Seller's Prorated Portion;

         "SHAREHOLDERS AGREEMENT" shall mean the Second Amended and Restated Shareholders' Agreement, dated November 22, 2000, by and among the Seller, Derby Finance S.a.r.l., DC Cycle L.L.C., Thayer Equity Investors III, L.P., Perseus Cycle L.L.C. and Quantum Industrial Partners LDC, as amended;

         "SUPERFUND" - See Section 5.13;

         "SUPERIOR BID" -- See SCHEDULE 1.3(A);

         "TAX CAP" -- See Section 10.1(b);

         "TAXES" shall mean all taxes, however denominated, relating to the Business including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen's compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under Section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date, and any liability for any of the foregoing resulting from a Person being a transferee of or a member of an affiliated or combined group; and "TAX" shall mean any one of them;

         "TAX RETURNS" shall mean any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes);

         "THIRD PARTY CLAIMS" -- See Section 15.16;

         "TO THE BUYER'S KNOWLEDGE" shall mean the actual knowledge, without any obligation to make inquiry, of the executive officers of the Buyer;

         "TO THE SELLER'S KNOWLEDGE" shall mean the actual knowledge, without any obligation to make inquiry, of the executive officers of the Seller;

         "TRANSACTION FEES" shall mean any Sale Fee due to Lazard under its Engagement Letter dated as of January 1, 2001 and the Success Fee due to Jefferies & Co., Inc., under its Engagement Letter with the Seller;

         "TRANSACTION TAXES" -- See Section 10.1(a);

         "TRANSFERRED EMPLOYEES" -- See Section 9.1(b);

         "TRANSITION SERVICES AGREEMENT" -- See Section 11.6;

         "TRUSTEE ACCOUNT" -- See Section 3.4;

         "WARN" -- See Section 9.1(a);

         "WELFARE TYPE PLANS" -- See Section 9.2(a).

         SECTION 2.        PURCHASE AND SALE OF THE PURCHASED PROPERTY.
                           -------------------------------------------

         SECTION 2.1. TRANSFER OF ASSETS. Subject to the terms and conditions herein set forth and pursuant to, among others, Sections 105, 363 and 365 of the Bankruptcy Code, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, on the Closing Date, all right, title and interest of the Seller in and to the Purchased Property, wherever located.

         The Buyer expressly agrees and understands that the Seller shall not sell, convey, transfer, assign or deliver to the Buyer and the Buyer shall not purchase the Excluded Assets.

         SECTION 2.2. SALE AT CLOSING DATE. The sale, transfer, assignment and delivery by the Seller of the Purchased Property to the Buyer, as herein provided (the "Sale"), shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to counsel for the Buyer including, with respect to the shares of Derby Holding (Deutschland) GmbH and others, as applicable, a duly notarized deed of conveyance substantially in the form of Exhibit A hereto.

         SECTION 2.3. ASSUMPTION OF LIABILITIES. From and after the Closing, the Buyer shall assume and the Buyer hereby agrees to pay, perform and discharge when due, all of the liabilities and obligations of the Seller, other than the Excluded Liabilities (the "Assumed Liabilities"), including but not limited to:

         (a)      all trade payables and accruals;

         (b)      all administrative expenses incurred during the Bankruptcy
Case;

         (c) all liabilities, obligations and duties arising under any and all Assumed Executory Contracts;

         (d) all obligations and liabilities of the Seller with respect to Transferred Employees and Employees to the extent provided in Section 9 of this Agreement and all obligations and liabilities of the Seller with respect to accrued commissions and bonuses;

         (e) any wages, salary, severance, bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any employee benefit plan, policy or practice, whether defined by Section 3(3), ERISA or otherwise, relating to Employees or other amounts due to any Employees or former employees of the Business (the Seller shall transfer to the Buyer all benefit plans, policies or practices, along with all associated funding vehicles, including but not limited to all reserves, trusts and insurance contracts, and take all actions necessary to effect such transfers from the Seller to the Buyer);

         (f) all liabilities for damages to Persons or property arising out of alleged defects in Products manufactured by the Seller, or arising under warranties issued by the Seller;

         (g) all liabilities to repair or replace, or to refund the sales price (plus commercially reasonable related expenses) of, Products manufactured by the Seller which any customer claims to be defective;

         (h) all obligations and liabilities with respect to equipment and machinery owned by any customer of the Seller or any other third party and in the possession of the Seller;

         (i)      all liabilities relating to or arising under Environmental
Laws;

         (j)      all Transaction Fees;

         (k)      all Taxes other than U.S. federal income Taxes; and

         (l)      all Accepted Affiliate Payables.

         SECTION 2.4. ONGOING AND TRANSITION SERVICES. At the Closing, the provision of all data processing, accounting, banking, personnel, legal, communications and other products or services currently provided to the Business by the Seller, including any agreements or understandings (written or oral) with respect thereto, will terminate, except as provided in the Transition Services Agreement.

         SECTION 3.        PURCHASE PRICE.
                           --------------

         SECTION 3.1. PURCHASE PRICE. The purchase price for the sale and transfer of the Purchased Property is the sum of (I) (a) $20,000,000 in cash (the "CLOSING PURCHASE PRICE"), which Closing Purchase Price is payable and deliverable in accordance with Section 3.3 and subject to adjustment, if any, as provided in Section 10.1(b), PLUS (b) the total value of the Accepted Affiliate Receivables as calculated in accordance with Section 12.11 less the total value of the Accepted Affiliate Payables as calculated in accordance with Section 11.9, LESS (c) any Transaction Fees, and (II) any Contingent Purchase Price that becomes payable as provided in Section 3.5.

         SECTION 3.2. DEPOSIT. On the date hereof, the Buyer has deposited with the Seller $1,000,000 (the "DEPOSIT"), to be held by the Seller in an interest-bearing segregated account (the "SELLER'S ACCOUNT") pending the earlier of the termination of this Agreement pursuant to Section 13 and the Closing Date. The Deposit shall be held and disbursed pursuant to the terms of this Agreement.

         SECTION 3.3. PAYMENT OF CLOSING PURCHASE PRICE. In payment for the Purchased Property, at the Closing Date:

         (a) the Seller shall retain the Deposit, together with any interest accrued thereon, and shall apply such amount against the Closing Purchase Price;

         (b) the Buyer shall pay to the Seller the Closing Purchase Price less the amount retained by the Seller pursuant to clause (a) above, by wire transfer of immediately available funds to the Seller's Account;

         (c) the Buyer shall execute and deliver to the Seller a mutually satisfactory instrument of assumption of liabilities with respect to the Assumed Liabilities containing customary terms; and

         (d) the Buyer shall pay the Transaction Fees to Lazard and Jefferies & Co., Inc.

         SECTION 3.4. PAYMENT OF CASH COLLATERAL AMOUNT. The Buyer shall cause any Cash Collateral which is released during the forty-five (45) day period following the Closing Date by the holder thereof to be paid to an account or accounts designated in writing by the trustee under the indentures governing the Securities, for the benefit of the holders of the Securities (the "TRUSTEE ACCOUNT"). On the forty-fifth (45th) day following the Closing Date, the Buyer shall wire funds to the Trustee Account in an amount equal to the difference between the Cash Collateral Amount and the amount of Cash Collateral paid into the Trustee Account pursuant to this Section 3.4 prior to such date. To the extent that the Seller and the Excluded Subsidiaries or any of their direct or indirect subsidiaries are obligors of the Collateralized Obligations, the Buyer shall use its commercially reasonable efforts to cause such entities to be released from such obligations.

         SECTION 3.5. CONTINGENT PURCHASE PRICE. (a) If a Sale Transaction is consummated that results in Equity Proceeds of at least $15 million, then, within five Business Days after consummation of such Sale Transaction, the Buyer shall pay (or cause to be paid) to the Seller a percentage of such Equity Proceeds determined in accordance with the following table (the "CONTINGENT PURCHASE PRICE");

--------------------------------------------------------------------------------
                  EQUITY PROCEEDS                       PERCENTAGE
--------------------------------------------------------------------------------
         $15,000,000 to $19,999.999                        10%
--------------------------------------------------------------------------------
         $20,000,000 to $24,999,999                        11%
--------------------------------------------------------------------------------
         $25,000,000 to $29,999,999                        12%
--------------------------------------------------------------------------------
         $30,000,000 to $34,999,999                        13%
--------------------------------------------------------------------------------
         $35,000,000 to $39,999,999                        14%
--------------------------------------------------------------------------------
         $40,000,000 or greater                            15%
--------------------------------------------------------------------------------

To the extent such Equity Proceeds consist of cash (or cash equivalents) and other property, such Contingent Purchase Price shall, at the option of the Buyer, be paid (i) in cash (or cash equivalents) or (ii) in a combination of cash (or cash equivalents) and other property as long as the percentage of such Contingent Purchase Price that is paid in cash (or cash equivalents) is not less than the percentage of the Equity Proceeds that consists of cash (or cash equivalents). The

Buyer shall not be required to deliver any property to the Seller in payment of Contingent Purchase Price if the delivery of such property would violate any federal, state or foreign securities laws or regulations; provided that the Buyer shall have used its best efforts to structure the Sale Transaction in such a way as to avoid such a situation, and that if such a situation nevertheless exists, the Buyer shall use its best efforts and shall take all appropriate steps to deliver such property in compliance with such laws or regulations, including without limitation by effecting the registration under the Securities Act or other laws or regulations of any securities that constitute part of such property. If the foregoing efforts prove unsuccessful, the Buyer shall provide the Seller with cash or other consideration reasonably acceptable to the Seller that is reasonably equivalent in economic value to the property that cannot be delivered to the Seller.

         (b) The Buyer shall not effect any Initial-Buyer Registration on behalf of any Initial-Buyer Stockholder unless such Initial-Buyer Stockholder agrees to pay to the Seller, upon consummation of any sale of Initial-Buyer Stock pursuant to such Initial-Buyer Registration, a percentage of the net proceeds received by such Initial-Buyer Stockholder from such sale of Initial-Buyer Stock equal to the percentage that would have been obtained under the table set forth in Section 3.5(a) hereof if "Equity Proceeds" as used in such table was an amount equal to the total Fair Market Value of all shares of Initial-Buyer Stock computed at the time of such sale.

         SECTION 4.        CLOSING.
                           -------

         The closing hereunder (the "CLOSING") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison at 1285 Avenue of the Americas, New York, New York 10019 at 10:00 a.m. on the first Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Sections 12 and 13 hereof (other than conditions that by their nature may be satisfied only at the Closing) or on such other date and at such other place and time as may be mutually agreed to by the parties hereto (the "CLOSING DATE"). Consummation of the transactions at Closing shall be effective as of the close of business of the date immediately preceding the Closing.

         SECTION 5.        REPRESENTATIONS AND WARRANTIES OF THE SELLER.
                           --------------------------------------------

         The Seller hereby represents and warrants to the Buyer as follows:

         SECTION 5.1. CORPORATE ORGANIZATION. The Seller and each of the Purchased Subsidiaries are listed on SCHEDULE 5.1 hereto. The Seller and each of the Purchased Subsidiaries that is material to the Business is duly organized and validly existing under the laws of the jurisdiction of its organization.

         SECTION 5.2. QUALIFICATION TO DO BUSINESS. The Seller and each of the Purchased Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be qualified and in good standing would not be reasonably expected to have a Material Adverse Effect.

         SECTION 5.3. (a) AUTHORIZATION AND VALIDITY OF AGREEMENT. The Seller has all requisite corporate power and authority to enter into this Agreement and the Transition Services Agreement, and, subject to the Bankruptcy Court's entry of the Orders, any filings or waiting periods under the HSR Act or under any similar legislation in any other applicable jurisdiction, and the receipt of the consents, waivers and approvals set forth on SCHEDULE 5.5 hereto, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transition Services Agreement, and the performance of the Seller's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the board of directors and stockholders of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Seller and, subject to the Bankruptcy Court's entry of the Orders, constitutes its valid and binding obligation, enforceable against the Seller in accordance with its terms.

         (b) SEC FILINGS. The Seller has filed all forms, reports, exhibits and other documents required to be filed with the SEC under the Exchange Act since December 31, 2000 and has made available to the Buyer (i) its Quarterly Report on Form 10-Q for the period ended March 31, 2001 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (ii) all other reports or registration statements filed by the Seller with the SEC under the Exchange Act since December 31, 2000, and (iii) all amendments, supplements and exhibits to all such reports and registration statements filed by the Seller with the SEC (collectively the "SEC REPORTS"). The SEC Reports (i) when filed complied with the applicable requirements of the Securities Act or the Exchange Act and the SEC's rules thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of the Seller other than Lyon has any class of securities registered pursuant to the Exchange Act.

         (c) FINANCIAL STATEMENTS. Each of the consolidated financial statements contained in the SEC Reports was prepared in accordance with GAAP throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position of the Seller and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to year-end adjustments.

         SECTION 5.4. NO CONFLICT OR VIOLATION. Subject to (i) the receipt of all consents, waivers and approvals set forth on SCHEDULE 5.5 hereto and (ii) the Bankruptcy Court's entry of the Orders and any filings or waiting periods under the HSR Act or under any similar legislation in any other applicable jurisdiction, the execution, delivery and performance by the Seller of this Agreement and the Transition Services Agreement do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws (collectively, the "ORGANIZATIONAL DOCUMENTS") of the Seller and do not and will not violate any provision of law, or any order, judgment or decree of any Government applicable to the Seller, nor will they violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument attached as an exhibit in the SEC Reports or set forth on SCHEDULE 5.4 hereto, to which the Seller or any of the Purchased Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, which violation, conflict, breach or default would reasonably be expected to have a Material Adverse Effect.

         SECTION 5.5.      CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 5.5 hereto, no consent, waiver, authorization or approval of any Government, and no declaration to or filing or registration with any such Government, except for the Orders and pursuant to the HSR Act or under any similar legislation in any other applicable jurisdiction, is required in connection with the execution and delivery of this Agreement by the Seller or the performance by the Seller of its obligations hereunder, except for such consents, waivers, authorizations, approvals, declarations, filings or registrations the failure to obtain or effect would not reasonably be expected to have a Material Adverse Effect.

         SECTION 5.6.      COMPLIANCE WITH LAW. Except as set forth on SCHEDULE
5.6 hereto and in the SEC Reports, neither the Seller nor any of the Purchased Subsidiaries has received written notice of any violation of any law, regulation, order or other legal requirement, nor is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business, other than violations the consequences of which would not reasonably be expected to have a Material Adverse Effect.

         SECTION 5.7. LITIGATION. Except as set forth on SCHEDULE 5.7 hereto and in the SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened, before any federal or state court brought by or against the Seller or any of the Purchased Subsidiaries or any of their respective directors or officers relating to the Business that would reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 5.7 hereto, there are no orders, writs, injunctions or decrees currently in force against the Seller or any of the Purchased Subsidiaries or any of their respective directors or officers relating to the Business that would reasonably be expected to have a Material Adverse Effect.

         SECTION 5.8. LABOR RELATIONS. Except as set forth on SCHEDULE 5.8 hereto and in the SEC Reports, neither the Seller nor any of the Purchased Subsidiaries is a party to any collective bargaining agreement and there are no unfair labor practice proceedings or any labor dispute pending or, to the knowledge of the Seller, threatened, between the Seller or any Purchased Subsidiary, on the one hand, and any of their respective current or former employees or any labor or other collective bargaining unit representing any current or former employee, on the other hand, that would reasonably be expected to have a Material Adverse Effect.

         SECTION 5.9. EMPLOYEE BENEFITS. SCHEDULE 5.9 hereto lists all material Employee Benefit Plans, any material executive compensation arrangement, any material excess benefit plan or supplemental pension plan, any material change in control agreement or severance plan or arrangement, that the Seller maintains, has entered into, or to which the Seller contributes for the benefit of any Employee.

         SECTION 5.10. REAL PROPERTIES. The ownership of all real property owned by the Seller or the Purchased Subsidiaries (the "PURCHASED REAL PROPERTY") or the lease of the property covered by each lease other than the Rejected Contracts (collectively, the "LEASES") pursuant to which the Seller and the Purchased Subsidiaries lease real property as lessees (the "LEASED REAL PROPERTY") or the use thereof, as presently used by the Business, does not violate any local zoning or similar land use laws or governmental regulations, which violation would reasonably be expected to have a Material Adverse Effect. Neither the Seller nor any of the Purchased Subsidiaries is in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the Purchased Real Property or the Leased Real Property where such violation or noncompliance would reasonably be expected to have a Material Averse Effect. There is no condemnation or, to the Seller's knowledge, threatened condemnation, affecting the Purchased Real Property or the Leased Real Property, where such condemnation would reasonably be expected to have a Material Adverse Effect.

         SECTION 5.11. TITLE, OWNERSHIP AND RELATED MATTERS. Subject to the entry of the Sale Order, at the Closing the Seller will have good title to all Purchased Property that is owned by the Seller and the right by license, lease or other agreement to use all other Purchased Property, in each case free and clear of all Liens, other than Liens included in the Assumed Liabilities.

         SECTION 5.12. TAX MATTERS. Except as set forth on SCHEDULE 5.12 hereto:

         (i) the Seller and the Purchased Subsidiaries have filed when due all material Tax Returns relating to the Business required by applicable law to be filed by the Seller or the Purchased Subsidiaries on or prior to the Closing Date, and has paid all material Taxes due for the taxable periods to which such Tax Returns relate, except for such payment obligations that have been stayed by the filing of the Bankruptcy Case;

         (ii) to the Seller's knowledge, there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Seller or the Purchased Subsidiaries in respect of any material Tax, nor, to the Seller's knowledge, is there any claim for additional material Tax asserted by any taxing authority; and

         (iii) the Seller is a non-resident of Canada for the purpose of the Income Tax Act (Canada), as amended.

         SECTION 5.13.     ENVIRONMENTAL MATTERS. Except as set forth on
SCHEDULE 5.13 hereto, or as would not reasonably be expected to have a Material Adverse Effect:

         (a) the Seller and each Purchased Subsidiary (i) has obtained all Environmental Permits that are required for the lawful operation of the Business, (ii) is in compliance in all material respects with all terms and conditions of all Environmental Permits and with any applicable Environmental Law and (iii) has not received written notice of any material violation by or material claim against the Business under any Environmental law.

         (b) There have been no Releases of any Hazardous Substances into, on or under any of the properties owned or operated by the Seller or any Purchased Subsidiary in respect of the Business.

         (c) Neither the Seller nor any Purchased Subsidiary has been identified as a potentially responsible party at any federal or state National Priority List ("SUPERFUND") site.

         SECTION 5.14. ABSENCE OF CERTAIN CHANGES. Since March 31, 2001, except as set forth on Schedule 5.14 hereto, there has not occurred with respect to the Business:

         (i) any payment, discharge or satisfaction of any liabilities or obligations (whether accrued, absolute, contingent or otherwise) in excess of $250,000, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations incurred in the ordinary course of business;

         (ii) any sale, transfer, distribution or other disposal of any assets (other than Excluded Assets), except for sales of Inventory or other assets in the ordinary course of business;

         (iii) any increase in the base compensation or other payment to any director, officer or employee of the Business, whether now or hereafter payable or granted, or entry into or variation of the terms of any employment or incentive agreement with any such Person (other than increases or variations in base compensation in the ordinary course of business) or entry into or variation of the terms of any employment or incentive agreements with any such Person;

         (iv) any capital expenditure or commitment for additions to property, plant or equipment, or lease agreement which exceeds $150,000;

         (v) any material change in any method of accounting or keeping its books of account or accounting practices;

         (vi) any damage or destruction of any asset, whether or not covered by insurance, which exceeds $250,000; or

         (vii) any dividend distributions or any similar distributions (other than any intercompany dividends).

         SECTION 5.15. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Seller nor any of the Purchased Subsidiaries has any indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for in the SEC Reports other than indebtedness and liabilities (i) as shall have been incurred in the ordinary course of business since March 31, 2001, (ii) disclosed in this Agreement or the Schedules hereto, (iii) which would not reasonably be expected to have a Material Adverse Effect, or (iv) which are not Assumed Liabilities.

         SECTION 5.16.     INTELLECTUAL PROPERTY. Except as set forth on
SCHEDULE 5.16 hereto, or as would not reasonably be expected to have a Material Adverse Effect:

         (i) the Seller and the Purchased Subsidiaries own or have the right to use all Intellectual Property material to the Business ("MATERIAL INTELLECTUAL PROPERTY"). To the knowledge of the Seller, no Person is infringing upon any Material Intellectual Property.

         (ii) To the Seller's knowledge, there is no pending or threatened claim against the Seller or any of the Purchased Subsidiaries, or the licensors of Material Intellectual Property owned by third parties that is licensed to the Seller or the Purchased Subsidiaries asserting that any of such Material Intellectual Property, or the Sellers' or the Purchased Subsidiaries' use thereof, infringes upon or violates the rights of any third party.

         SECTION 5.17.     MATERIAL CONTRACTS. Except as set forth on SCHEDULE
5.17 hereto:

         (i) Each contract or agreement (other than a Rejected Contract) that is material to the Business (a "MATERIAL CONTRACT") is in full force and effect and will remain in full force and effect immediately following the Closing, except for any Material Contracts the failure of which to be in full force and effect as of the date hereof would not individually or in the aggregate have a Material Adverse Effect;

         (ii) neither the Seller nor any of the Purchased Subsidiaries is in material breach or default, and to the Seller's knowledge no other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under such Material Contract, except insofar as any such possible breaches, defaults, terminations, modifications or accelerations would not individually or in the aggregate have a Material Adverse Effect; and

         (iii) to the Seller's knowledge, no party has repudiated any provision of a Material Contract, except insofar as any such possible repudiation would not individually or in the aggregate have a Material Adverse Effect.

         SECTION 6.        REPRESENTATIONS AND WARRANTIES OF THE BUYER.
                           -------------------------------------------

         The Buyer hereby represents and warrants to the Seller as follows:

         SECTION 6.1. CORPORATE ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

         SECTION 6.2. QUALIFICATION TO DO BUSINESS. The Buyer is duly qualified to do business as a corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the Buyer's ability to consummate the transactions contemplated by this Agreement.

         SECTION 6.3. AUTHORIZATION AND VALIDITY OF AGREEMENT. The Buyer has all requisite corporate power and authority to enter into this Agreement and the Transition Services Agreement, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transition Services Agreement, and the performance of the Buyer's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the board of directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Buyer and constitutes its valid and binding obligation, enforceable against the Buyer in accordance with its terms.

         SECTION 6.4. NO CONFLICT OR VIOLATION. The execution, delivery and performance by the Buyer of this Agreement and the Transition Services Agreement, do not and will not violate or conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or equivalent documents) of the Buyer and do not and will not violate any provision of law, or any order, judgment or decree of any Government applicable to the Buyer, nor will they result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

         SECTION 6.5. CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement and the Transition Services Agreement, on behalf of the Buyer do not require the consent or approval of, or filing with, any Government or any other Person except: (i) as required pursuant to the HSR Act or under any similar legislation in any other applicable jurisdiction; (ii) for entry of the Orders by the Bankruptcy Court; or (iii) for such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

         SECTION 6.6. ADEQUATE ASSURANCES REGARDING ASSUMED EXECUTORY CONTRACTS. To the Buyer's knowledge, the Buyer is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Executory Contracts.

         SECTION 6.7. INVESTIGATION BY THE BUYER. The Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Business and acknowledges that the Seller has provided the Buyer with access to the personnel, properties, premises and records of the Business for this purpose. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis, and the Buyer (a) acknowledges that neither the Seller nor any of its respective directors, officers, stockholders, employees, Affiliates, controlling persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement, and (b) agrees, to the fullest extent permitted by law, that neither the Seller, nor any of its respective directors, officers, stockholders, employees, Affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of the Seller set forth in this Agreement, except, with regard to the Seller, as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.

         SECTION 6.8. FUNDING. The Buyer has, and will have on the Closing Date, sufficient readily available funds to pay the Closing Purchase Price and fulfill all of its financial obligations under this Agreement.

         SECTION 7.        COVENANTS OF THE SELLER.
                           -----------------------

         SECTION 7.1. CONDUCT OF BUSINESS BEFORE CLOSING DATE. Except as set forth on SCHEDULE 7.1 hereto, without the prior written consent of the Buyer or the authorization of the Bankruptcy Court, after notice and a hearing, between the date hereof and the Closing Date, the Seller shall not, except as required or expressly permitted pursuant to the terms hereof:

         (i) incur or permit to be incurred any obligation or liability (exclusive of health and property insurance premiums) in excess of $100,000, except for Inventory purchases in the ordinary course of business and Professional Fees;

         (ii) voluntarily permit to be incurred any Lien on any of the Purchased Property;

         (iii) increase the rate of compensation for any of the Employees, except for increases in the ordinary course of business, or enter into or amend in any material respect any employment, consulting or service agreement respecting the Business providing for annual payments in excess of $100,000;

         (iv) enter into or amend in any material respect any profit sharing, deferred compensation, bonus, pension, retirement, incentive or fringe benefit plan for the Employees, other than in the ordinary course of business;

         (v) terminate any of the Employees except in the ordinary course of business;

         (vi) make or commit to any capital expenditure in excess of $50,000 or make or commit to capital expenditures which would, in the aggregate, exceed $250,000; or

         (vii) dispose of any of the Purchased Property with a value in excess of $100,000, except for transactions pursuant to the Contracts and except for dispositions of Inventory in the ordinary course of business.

         SECTION 7.2. CONSENTS AND APPROVALS. The Seller shall use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governments, and of all other Persons, required to be obtained by the Seller in connection with the execution, delivery and performance by it of this Agreement.

         SECTION 7.3. ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY. The Seller shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 13) to all books and records of the Seller relating to the Business. The Seller shall also afford the Buyer full access, during normal business hours, to the Business, to all operations of the Business and to all Purchased Property throughout the period prior to the Closing Date; provided, however, such access shall not include the right to conduct additional environmental assessments or investigations. The rights of access contained in this Section 7.3 are granted subject to, and on, the following terms and conditions: (i) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business; (ii) all information provided to the Buyer or its representatives by or on behalf of the Seller or their representatives (whether pursuant to this Section 7.3 or otherwise) will be governed and protected by the terms of any confidentiality agreement entered into between the Seller and the Buyer; and (iii) such rights of access shall not affect or modify the conditions set forth in Section 12 of this Agreement in any way.

         SECTION 7.4. FURTHER ASSURANCES. Upon the request and at the expense of the Buyer at any time after the Closing Date, the Seller shall forthwith execute and deliver such documents as the Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement.

         SECTION 7.5. REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, the Seller will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective the transactions contemplated hereby including, without limitation, all reasonable actions required to be taken by the Seller to (i) assume and assign the Assumed Executory Contracts, including all actions to be taken pursuant to Sections 365(b) and (f) of the Bankruptcy Code and (ii) obtain the Bankruptcy Court's entry and approval of the Orders.

         SECTION 7.6. ASSIGNMENT OF ASSUMED EXECUTORY CONTRACTS AND WARRANTIES. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Executory Contract, if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without the consent of the third party thereto, would be invalid or constitute a breach thereof or in any way negatively affect the rights of the Seller or the Buyer, as the assignee of such Assumed Executory Contract, as the case may be, thereunder. If, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, such consent or approval is required but not obtained, the Seller will cooperate with the Buyer without further consideration, but at the Buyer's expense, in any reasonable arrangement designed to provide for the Buyer the benefits of or under any such Assumed Executory Contract, including, without limitation, enforcement for the benefit of the Buyer of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation thereof by such third party. Any assignment to the Buyer of any Assumed Executory Contract which shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any third party for such assignment as aforesaid shall be made subject to such consent or approval being obtained.

         SECTION 7.7. CURE OF DEFAULTS. The Seller shall, on or prior to the Closing, at the Buyer's expense, cure any and all defaults under the Assumed Executory Contracts which defaults are required to be cured under the Bankruptcy Code, so that such Assumed Executory Contracts may be assumed by the Seller and assigned to the Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code.

         SECTION 8.        COVENANTS OF THE BUYER.
                           ----------------------

         SECTION 8.1. ACTIONS BEFORE CLOSING DATE. The Buyer shall not take any action which shall cause it to be in breach of any representations, warranties, covenants or agreements contained in this Agreement. The Buyer shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Buyer under this Agreement as soon as possible, but in no event later than the Closing Date.

         SECTION 8.2. CONSENTS AND APPROVALS. The Buyer shall use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governments, and of all other Persons required to be obtained by the Buyer to effect the transactions contemplated by this Agreement.

         SECTION 8.3. ADEQUATE ASSURANCES REGARDING ASSUMED EXECUTORY CONTRACTS. With respect to each Assumed Executory Contract, at the Closing the Buyer shall provide to the non-Seller party to such Assumed Executory Contract adequate assurance of the future performance of such Assumed Executory Contract, reasonably acceptable to the Seller. The Buyer agrees that it will promptly take all actions as are reasonably requested by the Seller to assist in obtaining the Bankruptcy Court's entry of the Orders, including, without limitation, furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making the Buyer's employees and representatives available to testify before the Bankruptcy Court, all of which demonstrate adequate assurance of future performance by the Buyer under the Assumed Executory Contracts.

         SECTION 8.4. PERFORMANCE UNDER ASSUMED EXECUTORY CONTRACTS. The Buyer agrees that from and after the Closing Date it shall (i) assume all obligations and liabilities of the Seller under the Assumed Executory Contracts and (ii) take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Assumed Executory Contracts.

         SECTION 8.5. BOOKS AND RECORDS OF THE BUYER; COOPERATION. The Buyer shall afford to the Seller and to the accountants, counsel and representatives of the Seller, reasonable access during normal business hours, to all books, accounts, records, correspondence with accountants, Files and Records and files of the Buyer relating to the Business conducted on or prior to the Closing Date until the expiration of the applicable statute of limitations for the retention of such documents. The Buyer agrees to make former employees or consultants of the Business who are, at the relevant time, employed or retained by the Buyer or its Affiliates available to the Seller, upon reasonable notice and during normal business hours, with respect to any action, suit, proceeding or investigation to which the Seller is a party or is otherwise involved with regard to the Business, whether commenced before or after the Closing Date.

         SECTION 8.6. REORGANIZATIONS. If the planned transfer of the stock of Engelbert held by Lyon to one of the Purchased Subsidiaries has not been completed prior to the Closing Date, the Seller shall cause Lyon to transfer such stock directly to the Buyer for no additional consideration and otherwise on substantially similar terms and subject to substantially similar conditions to those set forth with respect to the Sale in this Agreement. If the planned transfer of the stock of Raleigh B.V. held by Derby Nederland B.V. to the Seller has not been completed prior to the Closing Date, the Seller shall cause Derby Nederland B.V. to transfer such stock directly to the Buyer for no additional consideration and otherwise on substantially similar terms and subject to substantially similar conditions to those set forth with respect to the Sale in this Agreement.

         SECTION 9.        EMPLOYEES AND EMPLOYEE PLANS.
                           ----------------------------

         SECTION 9.1.      OFFER OF EMPLOYMENT.

         (a) OFFER TO HIRE. The Buyer shall offer to hire, effective as of the Closing Date, in a comparable position at the same rate of pay, each active employee of the Seller, on the day immediately prior to the Closing Date, and all those inactive employees of the Seller who are on approved leave on such date because of jury duty, family or medical leave, vacation or military duty (such employees who are to be given offers of hire being hereinafter referred to as the "EMPLOYEES"). Unless an Employee declines the Buyer's offer of employment, each of the Seller's Employees shall be deemed to have accepted the Buyer's offer of employment and shall become an Employee of the Buyer as of the Closing Date. The Buyer will have sole responsibility for any obligations or liabilities to the Employees at all locations under the Worker Adjustment and Retraining Notification Act ("WARN") to the extent WARN thresholds are exceeded as a result of actions taken by the Buyer on or after the Closing Date.

         (b) TRANSFERRED EMPLOYEES. The Employees who accept employment with the Buyer shall be referred to herein collectively as the "TRANSFERRED EMPLOYEES." Except as provided in the next sentence, the Buyer's obligation with respect to Transferred Employees shall commence as of the Closing Date. If Employees or former employees of the Seller on layoff on the Closing Date with recall rights are later rehired, they shall become Transferred Employees, and the Buyer's obligations with respect to such Employees shall commence as of the date of rehire.

         SECTION 9.2.      EMPLOYEE WELFARE BENEFIT PLANS.
                           ------------------------------

         (a) The Buyer shall have responsibility for all Transferred Employees (and their present or former dependents) with respect to claims incurred or reported under all hospital, medical, life insurance, disability and other Employee Welfare Benefit Plan expenses and benefits, and for all workers' compensation, unemployment compensation and other government mandated benefits (collectively referred to herein as "WELFARE TYPE PLANS") prior to or on or after the Closing Date. All liability for accrued but unpaid vacation of Transferred Employees or for vacation not taken as of the Closing Date shall be the responsibility of the Buyer. The Seller shall transfer to the Buyer all Welfare Type Plans and all associated funding vehicles (including but not limited to all trusts and insurance contracts) and take all actions necessary to effect such transfers from the Seller to the Buyer.

         (b) Transferred Employees shall participate under the Buyer's Employee Welfare Benefit Plans as of the Closing Date, if any, without any waiting periods, without any evidence of insurability, and without the application of any preexisting physical or mental condition restrictions except to the extent applicable under the Seller's Employee Welfare Benefit Plans, but counting claims incurred prior to the Closing Date for purposes of applying deductibles, co-payments, out of pocket maximums, benefit maximums and the like.

         (c) The Buyer shall have sole responsibility for "continuation coverage" benefits payable on or after the Closing Date under the Seller's or the Buyer's group health plans to all Transferred Employees and "qualified beneficiaries" of Transferred Employees for whom a "qualifying event" has occurred whether before or after the Closing. The phrases "CONTINUATION COVERAGE," "QUALIFIED BENEFICIARIES" and "QUALIFYING EVENT" shall have the meanings ascribed to them in Section 4980B of the Code and Sections 601-608 of ERISA.

         SECTION 9.3. RIGHTS. Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of the Seller or legal representatives thereof any rights or remedies, including, without limitation, right to employment or continued employment for any specified period, of any nature or kind whatsoever or any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position) under or by reason of this Agreement.

         SECTION 10.       TAXES.
                           -----

         The parties hereto hereby covenant and agree as follows:

         SECTION 10.1. TAXES RELATED TO PURCHASE OF ASSETS; TAX CAP. (a) Unless otherwise exempt under Section 1146(c) of the Bankruptcy Code or any other applicable law or treaty, all state and local sales, transfer, gains, excise, value- added or other similar taxes, including, without limitation, all state and local taxes in connection with the transfer of the Purchased Property, and all recording and filing fees (collectively, "TRANSACTION TAXES"), that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property, shall be paid by the Buyer, subject to subsection (b) below. The Seller agrees to take all reasonable actions necessary to qualify for exemption under Section 1146(c) consistent with a sale pursuant to Section 363 of the Bankruptcy Code. The Buyer and the Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. The Seller agrees to assist the Buyer in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities. In addition, the Buyer agrees to assist the Seller by delivering resale certificates with respect to any inventory of the Seller being transferred in the Sale for all jurisdictions which impose a sales or use tax on the Sale.

         (b) If the sum of (I) any Transaction Taxes and (II) the Seller's Prorated Portion of any real property and personal property taxes on the Purchased Property, in each case as reasonably estimated by the parties on or prior to the Closing Date, in the aggregate exceed $500,000 (the "TAX Cap"), the Closing Purchase Price shall be reduced dollar for dollar in the amount of such excess.

         SECTION 10.2. COOPERATION ON TAX MATTERS. The Buyer and the Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

         The Buyer agrees to retain possession of all accounting, business, financial and Tax records and information (i) relating to the Business in existence on the Closing Date transferred to the Buyer hereunder and (ii) coming into existence after the Closing Date which relate to the Business before the Closing Date, for a period of at least six years from the Closing Date. In addition, from and after the Closing Date, the Buyer agrees that it will provide access to the Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge to the Seller), access to the books, records, documents and other information relating to the Business as the Seller may reasonably deem necessary to (a) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (b) administer or complete the Bankruptcy Case. Notwithstanding the forgoing, the Buyer shall not be required to prepare any documents or determine any information not then in its possession in response to a request under this Section 10.2.

         SECTION 10.3. ALLOCATION OF PURCHASE PRICE AND PURCHASE PRICE ALLOCATION FORMS. Prior to the Closing Date, the Buyer and the Seller shall agree to allocate the Purchase Price and the Assumed Liabilities as between the Buyer and the Seller (or any appropriate assignee of the Buyer) (the "ALLOCATION"). The Allocation shall be attached to this Agreement prior to the Closing as SCHEDULE 10.3 hereto and shall be modified after the Closing to reflect any adjustments to the Purchase Price pursuant to Section 10.1 hereof. The Buyer and the Seller shall cooperate in filing with the Internal Revenue Service any required Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation. For all Tax purposes, the Buyer and the Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and that neither of them will take any position inconsistent with such terms in the preparation, filing and audit of any Tax Returns.

         SECTION 10.4. STRUCTURE. The Buyer and the Seller shall cooperate with each other and each use its commercially reasonable efforts to structure the Sale to prevent creation of material tax liabilities resulting from cancellation of any Excluded Affiliate Payables or Excluded Affiliate Receivables. Any costs incurred in connection with such structuring, including, without limitation, professional fees, shall be shared equally by the Buyer and the Seller.

         SECTION 11.       CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.
                           -------------------------------------------------

         The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (except for the conditions set forth in Sections 11.3(b) and 11.5 of this Agreement) may be waived by the Seller in its sole discretion:

         SECTION 11.1. REPRESENTATIONS AND WARRANTIES OF THE BUYER. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer on and as of such date, except for failures to be true and correct that do not result in a material adverse effect on the Buyer's ability to perform its obligations under this Agreement, and the Seller shall have received a certificate dated the Closing Date and signed by an officer of the Buyer to that effect.

         SECTION 11.2. PERFORMANCE OF THE OBLIGATIONS OF THE BUYER. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement) and the Seller shall have received a certificate dated the Closing Date and signed by an officer of the Buyer to that effect.

         SECTION 11.3.     CONSENTS AND APPROVALS; HSR ACT.
                           -------------------------------

         (a) All material consents, waivers, authorizations and approvals of any Government required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

         (b) The applicable waiting period under the HSR Act or under any similar legislation in any other applicable jurisdiction shall have expired or terminated.

         SECTION 11.4. NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any Government, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Government that declares this Agreement invalid or unenforceable in any material respect or which prevents the consummation of the material transactions contemplated hereby shall be in effect.

         SECTION 11.5. ENTRY OF THE SALE ORDER. (i) (A) The Bankruptcy Court shall have entered the Sale Order in form and substance reasonably satisfactory to the Seller and (B) no order staying or reversing or modifying or amending in a manner which is materially adverse to the Seller, the Sale Order shall be in effect on the Closing Date; and (ii) the Sale Order, as entered by the Bankruptcy Court, shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in such manner as to result in a material diminution in the benefits of this Agreement to the Seller.

         SECTION 11.6. TRANSITION SERVICES AGREEMENT. The Buyer and the Seller shall have entered into a mutually satisfactory transition services agreement containing customary terms (the "TRANSITION SERVICES AGREEMENT").

         SECTION 11.7. NO ADDITIONAL MATERIAL TAX LIABILITY; PAYABLES AND RECEIVABLES. The Seller, acting in good faith, shall be satisfied in its sole discretion that the closing of the transactions contemplated herein will not create material tax liabilities other than the Transaction Taxes, and that the Affiliate Payables, Affiliate Receivables, Accepted Affiliate Payables and Accepted Affiliate Receivables have been calculated and/or paid in an acceptable amount.

         SECTION 11.8. RESALE CERTIFICATES. The Buyer shall have delivered resale certificates reasonably satisfactory to the Seller with respect to any inventory of the Seller being transferred in the Sale for all jurisdictions which impose a sales or use tax on the Sale.

         SECTION 11.9. ACCEPTED AFFILIATE PAYABLES. Payment of the Accepted Affiliate Payables by the Buyer in cash, or other form, either in full or at a discounted value, in all cases acceptable to the Buyer in its sole discretion.

         SECTION 12.       CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE BUYER.
                           ----------------------------------------------------

         The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (except for the conditions set forth in Sections 12.3(b) and 12.6 of this Agreement) may be waived by the Buyer in its sole discretion:

         SECTION 12.1. REPRESENTATIONS AND WARRANTIES OF THE SELLER. All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Seller on and as of such date, except for failures to be true and correct that do not result in a Material Adverse Effect or a material adverse effect on the Seller's ability to perform its obligations under this Agreement, and the Buyer shall have received a certificate dated the Closing Date and signed by an officer of the Seller to that effect.

         SECTION 12.2. PERFORMANCE OF THE OBLIGATIONS OF THE SELLER. The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, except for such failure to perform that do not have a Material Adverse Effect, and the Buyer shall have received a certificate dated the Closing Date and signed by an officer of the Seller to that effect.

         SECTION 12.3.     CONSENTS AND APPROVALS; HSR ACT.

         (a) All material consents, waivers, authorizations and approvals of any Government required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

         (b) The applicable waiting period under the HSR Act or under any similar legislation in any other applicable jurisdiction shall have expired or terminated.

         SECTION 12.4. NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any Government, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Government that declares this Agreement invalid or unenforceable in any material respect or prevents the consummation of the material transactions contemplated hereby shall be in effect.

         SECTION 12.5. ENTRY OF THE BIDDING PROCEDURES ORDER. (i) (A) The Bankruptcy Court shall have entered the Bidding Procedures Order in form and substance reasonably satisfactory to the Buyer, (B) no order staying or reversing or modifying or amending in a manner which is materially adverse to the Buyer, the Bidding Procedures Order shall be in effect on the Closing Date and (C) the Breakup Fee and Expense Reimbursements provisions contained therein, as set forth herein, shall not have been amended or modified in any manner not approved in writing by the Buyer; and (ii) the Bidding Procedures Order, as entered by the

Bankruptcy Court, shall not modify in any material respect the terms and conditions of this Agreement or the transactions contemplated hereby in such a manner as to result in a material diminution in the benefits of this Agreement to the Buyer.

         SECTION 12.6. ENTRY OF THE SALE ORDER. (i) (A) The Bankruptcy Court shall have entered the Sale Order in form and substance reasonably satisfactory to the Buyer and (B) no order staying or reversing or modifying or amending in a manner which is materially adverse to the Buyer, the Sale Order shall be in effect on the Closing Date; and (ii) the Sale Order, as entered by the Bankruptcy Court, shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in such a manner as to result in a material diminution in the benefits of this Agreement to the Buyer.

         SECTION 12.7. CURE OF DEFAULTS. The Seller shall have cured, at the Buyer's expense, any and all monetary defaults under the Assumed Executory Contracts which are required to be cured under the Bankruptcy Code, so that such Assumed Executory Contracts may be assumed by the Seller and assigned to the Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code, other than such failures to cure that do not result in a Material Adverse Effect.

         SECTION 12.8. MATERIAL ADVERSE EFFECT. From the date of this Agreement to the Closing Date there shall not have been a Material Adverse Effect.

         SECTION 12.9. TRANSITION SERVICES AGREEMENT. The Buyer and the Seller shall have entered into the Transition Services Agreement.

         SECTION 12.10. NO ADDITIONAL MATERIAL TAX LIABILITY; PAYABLES AND RECEIVABLES. The Buyer, acting in good faith, shall be satisfied in its sole discretion that the closing of the transactions contemplated herein will not create material tax liabilities other than the Transaction Taxes, and that the Affiliate Payables, Affiliate Receivables, Accepted Affiliate Payables and Accepted Affiliate Receivables have been calculated and/or paid in an acceptable amount.

         SECTION 12.11. ACCEPTED AFFILIATE RECEIVABLES. Payment of the Accepted Affiliate Receivables by the Seller in cash, or other form, either in full or at a discounted value, in all cases acceptable to the Seller in its sole discretion.

         SECTION 13.       TERMINATION.
                           -----------

         SECTION 13.1. CONDITIONS OF TERMINATION. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

         (a)      By mutual consent of the Seller and the Buyer;

         (b) By the Buyer, on the date that is seventy-five (75) days after the date hereof, if any condition contained in Section 12 has not been satisfied or waived; PROVIDED, HOWEVER, that the right to terminate this Agreement under this paragraph (b) shall not be available to the Buyer if its failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have been consummated on or before said date;

         (c) By the Seller, on the date that is seventy-five (75) days after the date hereof, if any condition contained in Section 11 has not been satisfied or waived; PROVIDED, HOWEVER, that the right to terminate this Agreement under this paragraph (c) shall not be available to the Seller if its failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have been consummated on or before said date;

         (d) By the Buyer or the Seller, if any Government has issued an order, decree, injunction, stay or ruling or taken any other action restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement, and such order, decree, injunction, stay, ruling or other action has become final and non-appealable;

         (e) Subject to the Buyer's obligation to keep its Bid open through the earlier of the Closing Date of an Alternative Transaction under SCHEDULE 1.3(A) hereto and October 15, 2001, by either the Buyer or the Seller, upon approval by the Bankruptcy Court of any Alternative Transaction under SCHEDULE 1.3(A) hereto based upon a Superior Bid;

         (f) By the Buyer, on the date that is thirty (30) days after the date hereof, if the Bidding Procedures Order shall not have been entered by the Bankruptcy Court on or prior to such date;

         (g) By the Buyer, on any date after September 28, 2001, if the Auction (if any is held) shall not have concluded on or prior to such date with the Buyer's bid being selected by the Seller as the highest or otherwise best bid; or

         (h) By the Buyer, on any date after October 15, 2001, if the Sale Order shall not have been entered by the Bankruptcy Court on or prior to such date.

         If the Buyer or the Seller terminate this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which such termination is made.

         SECTION 13.2.     EFFECT OF TERMINATION; REMEDIES.
                           -------------------------------

         (a) In the event of termination pursuant to Section 13.1, this Agreement shall become null and void and have no effect (other than Sections 13 and 15 which shall survive termination), with no liability on the part of the Seller or the Buyer, or their respective directors, officers, employees, agents, members, managers or stockholders, with respect to this Agreement, except for
(i) the liability of a party for expenses pursuant to Section 15.3 and (ii) liability as provided below in Section 13.2(b).

         (b)      If this Agreement is terminated:

         (i) Pursuant to Section 13.1(a), (b), (c), (d), (f), (g) and (h), the Deposit, together with the interest accrued thereon, shall be returned to the Buyer, except that if this Agreement is terminated by the Seller pursuant to Section 13.1(c) due to the Buyer's failure to satisfy the conditions contained in Section 11.1 or 11.2, the Buyer and the Seller acknowledge and agree that a monetary remedy will be inadequate and impracticable, the Seller will have been caused irreparable harm and that the Seller shall have the right (A) subject to the satisfaction or waiver by the Seller of the conditions contained in Section 11, to require the Buyer to specifically perform under the terms of this Agreement, or (B) to retain the Deposit, together with any interest accrued thereon, and in addition, pursue any other remedies available to the Seller at law.

         (ii) By the Buyer pursuant to Section 13.1(b) as a result of the failure of the Seller to satisfy the conditions in Section 12.1 or 12.2, the Buyer's remedy shall be as set forth on Schedule 1.3(a).

         (iii) Pursuant to Section 13.1(e), the parties' rights shall be determined in accordance with Schedule 1.3(a).

         SECTION 14.       BIDDING PROCEDURES.
                           ------------------

         SECTION 14.1.     OTHER BIDS; FEES.

         (a) BANKRUPTCY COURT APPROVAL. Upon the execution of this Agreement, the Seller will seek the approval of the Bankruptcy Court with respect to (i) the overbid protections set forth on Schedule 1.3(a) hereto; and
(ii) the bid incentives and protections set forth on Schedule 1.3(a) hereto, and the parties acknowledge that such provisions are subject to approval of the Bankruptcy Court and that such provisions shall not be binding and shall have no force or effect unless and until such Bankruptcy Court approval is obtained. The Buyer acknowledges that the bidding and auction rules to be contained in a Bidding Procedures Order shall be in the form set forth on Schedule 1.3(a) hereto, subject to Bankruptcy Court approval.

         (b) OTHER BIDS. The Buyer acknowledges that the Seller, through Lazard, as its agent, will solicit bids ("BIDS") from prospective purchasers (such prospective purchasers together with the Buyer being referred to collectively as "BIDDERS") for the sale of the Purchased Property in accordance with the bidding and auction procedures set forth on Schedule 1.3(a) hereto.

         SECTION 15.       MISCELLANEOUS.
                           -------------

         SECTION 15.1. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights under this Agreement to one or more Affiliates of the Buyer; provided, further, however, that no such assignment shall reduce or otherwise vitiate any obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

         SECTION 15.2. GOVERNING LAW; JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code. For so long as the Seller is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court.

         SECTION 15.3. EXPENSES. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Buyer shall pay the cost of all surveys, title insurance policies and title reports ordered by the Buyer.

         SECTION 15.4. BROKER'S AND FINDER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement other than Lazard and Jefferies & Company, Inc., whose fees and expenses shall, as between the parties hereto, be the responsibility of the Seller, and, insofar as such party knows, no other broker or other Person is entitled to any commission or finder's fee in connection with any of these transactions.

         SECTION 15.5. NOTICE OF BANKRUPTCY PROCEEDINGS. The Seller shall, from the date hereof, provide the Buyer's counsel with all notices and pleadings filed by the Seller in the Bankruptcy Case in accordance with Federal Rule of Bankruptcy Procedure 2002. Notwithstanding the foregoing sentence, the Seller shall promptly provide the Buyer and its counsel with proposed final drafts of all documents, motions, orders, filings and pleadings that the Seller proposes to file with the Bankruptcy Court which relate to the approval or consummation of the transactions contemplated by this Agreement, or any provision herein, and will provide the Buyer and its counsel with a reasonable opportunity to review and comment on such papers.

         SECTION 15.6. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

         SECTION 15.7. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the second day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

         If to the Seller:

                  The Derby Cycle Corporation
                  c/o 62 Triumph Road
                  Nottingham NG7 2DD
                  England
                  Attn:  John C. Burdett
                  Telecopy:  011-44-115-942-2178

         Copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attn:    Andrew N. Rosenberg, Esq.
                           Jeffrey D. Saferstein, Esq.
                  Telecopy:  (212) 757-3990

         Copy to:

                  Counsel for Unofficial Bondholders' Committee
                  Bingham Dana LLP
                  399 Park Avenue
                  New York, NY 10022-4689
                  Attn:    Ann Chamberlain, Esq.
                  Ronald Silverman, Esq.
                  Telecopy:  (212) 752-5378

         If to the Buyer:

                  Cycle Bid Co.
                  c/o Perseus, L.L.C.
                  2099 Pennsylvania Avenue, N.W.
                  Suite 900
                  Washington, D.C.  20006-1803

                  Attn:    Alan Finden-Crofts
                  Telecopy:  (202) 429-0588

         Copy to:

                  Perseus, L.L.C.
                  2099 Pennsylvania Avenue, N.W.
                  Suite 900
                  Washington, D.C.  20006-1803
                  Attn:  John Schwieters
                  Telecopy:  (202) 429-0588

                  Arnold & Porter
                  1600 Tysons Blvd.
                  Suite 900
                  McLean, VA  22102-4865
                  Attn:    Robert B. Ott, Esq.
                  Telecopy:  (703) 720-7399


         Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

         SECTION 15.8. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         SECTION 15.9. PUBLIC ANNOUNCEMENTS. The parties agree that after the signing of this Agreement, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by law or order of the Bankruptcy Court. If any such announcement or other disclosure is required by law or order of the Bankruptcy Court, the disclosing party agrees to give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure. The parties acknowledge that the Seller shall file this Agreement with the Bankruptcy Court.

         SECTION 15.10. ENTIRE AGREEMENT. This Agreement, the Transition Services Agreement and any confidentiality agreement between the Buyer and the Seller contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

         SECTION 15.11. PARTIES IN INTEREST. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement to any Persons other than the Seller and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Seller or the Buyer. No provision of this Agreement shall give any third Persons any right of subrogation or action over or against the Seller or the Buyer.

         SECTION 15.12. COMMERCIALLY REASONABLE EFFORTS. No reference in this Agreement to "commercially reasonable efforts" shall require a Person obligated to use commercially reasonable efforts to pay money or give other consideration, to incur unreasonable out-of-pocket expenses or to institute or threaten to institute litigation.

         SECTION 15.13. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         SECTION 15.14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

         SECTION 15.15. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and (except as set forth in the following sentence) covenants set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith, other than those covenants and agreements set forth in Section 15.16, shall terminate at the Closing. Only those covenants that contemplate actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms and to the extent so contemplated.

         SECTION 15.16. INDEMNIFICATION BY THE BUYER. The Buyer covenants and agrees to indemnify and hold harmless the Seller, its officers, directors, employees, agents, legal counsel, advisers, representatives, estate and Affiliates (collectively, the "Indemnitees") from and against, and pay or reimburse the Indemnitees for, any and all Losses resulting from or arising out of:

         (a)      the Assumed Liabilities;

         (b) the operation of the Business by the Buyer or the Buyer's ownership, operation or use of the Purchased Property on or after the Closing Date; or

         (c) any contribution made by Seller to Derby American Inc. prior to the Closing Date.

Within a reasonable time following the determination thereof, an Indemnitee shall give the Buyer written notice of any matter which such Indemnitee has determined has given rise to a right of indemnification under this Section 15.16 stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity (subject to the second to last sentence of this Section 15.16). The obligations and liabilities of any party under this Section
15.16 with respect to Losses arising from claims, assertions, events or proceedings of any third party which are subject to the indemnification provided for in this Section 15.16 ("THIRD PARTY CLAIMS") shall be governed by and be subject to the following additional terms and conditions: if any Indemnitee shall receive written notice of any Third Party Claim, the Indemnitee shall promptly give the Buyer written notice of such Third Party Claim (subject to the second to last sentence of this subsection) and Buyer shall assume and defend such Third Party Claim with counsel of its own choice and at its expense, unless, in the reasonable opinion of counsel for the Indemnitee, there is a conflict or a potential conflict of interest between the Indemnitee and the Buyer in such matter, in which event the Indemnitee shall be entitled to direct the defense of such matter with one separate counsel (plus appropriate local counsel as needed) of its choice reasonably acceptable to the Buyer. The reasonable fees and expenses of any such separate counsel shall be borne by the Buyer. The Indemnitee shall cooperate with the Buyer in such defense and make available to the Buyer, at the Buyer's expense, all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is required by the Buyer. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Buyer shall cooperate with the Indemnitee in such defense and make available to it all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves (i) the payment of money only either by a party other than the Indemnitee or for which the Indemnitee is totally indemnified (without limitation) by the Buyer, and (ii) the unconditional release from all related liability of the Indemnitee, may be settled by the Buyer without the written consent of the Indemnitee. No Third Party Claim may be settled by the Indemnitee without the written consent of Buyer. The foregoing notwithstanding, the failure of any Indemnitee to give any notice required to be given hereunder shall not affect such Indemnitee's right to indemnification hereunder except to the extent the Buyer shall have been actually and materially prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure. Payment by an Indemnitee to a third party with respect to a Loss shall not affect such Indemnitee's rights to indemnification pursuant to this Section 15.16.



                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.



                                   THE DERBY CYCLE CORPORATION



                                   By:
                                        ---------------------------------------
                                        Name:
                                        Title:



                                   CYCLE BID CO.



                                   By:  /s/ Alan Finden-Crofts
                                        ---------------------------------------
                                        Name:   Alan Finden-Crofts
                                        Title: